EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
The following is a list of Solutia’s subsidiaries as of December 31, 2008, except for unnamed subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

	Percentage of
	Voting Power	Jurisdiction
	Owned by	of
	Solutia	Incorporation
Monchem, Inc.	100%	Delaware
Monchem International, Inc.	100%	Delaware
Solutia Systems, Inc.	100%	Delaware
Solutia Europe SPRL/BVBA	100%	Belgium
Solutia Services International SCA/Comm, VA	100%	Belgium
CPFilms Inc.	100%	Delaware
Solchem Netherlands C.V.	100%	Netherlands
Flexsys Coordination Center N.V.	100%	Belgium
Flexsys Holdings B.V	100%	Netherlands
Solutia U.K. Investments Limited	100%	South Wales
Flexsys N.V.	100%	Belgium
Solutia U.K. Limited	100%	South Wales
Solutia Netherlands Holdings B.V	100%	Netherlands
Flexsys America L.P.	100%	Delaware
Solutia U.K. Holdings Limited	100%	South Wales
Flexsys Verwaltungs- und Beteiligungsgesellschaft (VuB) GmbH	100%	Germany
Solutia Investment LLC	100%	Delaware
Flexsys Chemicals (M) Sdn Bhd	100%	Malaysia
Flexsys Verkauf GmbH	100%	Germany
Solutia Tlaxcala S.A de C.V.,	100%	Mexico
Solutia Performance Products Suzhou Co., Limited	100%	People’s Republic of China
Flexsys KKzx	100%	Japan
Flexsys AGzx	100%	Switzerland
Solutia Brasil Ltda.	100%	Brazil
Flexsys SARL	100%	France
Solutia Singapore Pte. Limited	100%	Singapore
Solutia Canada Inc.	100%	Canada
Flexsys S.p.A.	100%	Italy
Flexsys Industria e Comercio Ltda	100%	Brazil
Solutia Therminol Co., Ltd.	60%	People’s Republic of China
Solutia Greater China, Inc.	100%	Delaware
Solutia Chemicals India Private	100%	India
Flexsys Asia Pacific Sdn Bhd	100%	Malaysia